Exhibit 10.31
Commitment

of

Contingent After-Payment or Call-Payment of Housing Fund

Whereas: Company (Shandong Longkong Travel Development Co., Ltd) un-pays the Housing Found for staff since the company formed, as the actual controller of the Company, I hereby presents the irrevocable commitment as following:

1.  I would supervise and urge Company to start to pay the Housing Fund for staff from the date of October, 2010.

2.  If any Government authority requires Company to provide the after-payment or call-payment of the Housing Fund for Company staff, and Company may incur a penalty or any loss for that, I would bear all the compensation obligations without a claim to Company for recovering above compensation.

/s/ ZHANG SHANJIU

Date: 28-9-2010